November 13, 1998

To:      The Holders of Limited Partnership Interests in
         Brauvin Income Properties LP 6

On behalf of the undersigned Purchasers, MacKenzie Patterson recently mailed you an offer to purchase your Limited Partnership Units for $475.00 with an expiration date of November 13, 1998. As a result of the late mailing, we understand that you may not have had enough time to fully consider the merits of the offer. The offer has been extended and shall remain open until December 7, 1998.

If you are interested in selling your Brauvin Income Properties LP 6 Units to us, for your convenience, we have enclosed an Assignment form for you to fill out along with a postage paid envelope. Should you have any questions, please do not hesitate to contact us at 1-800-854-8357.


Neither MacKenzie Patterson, Inc. nor any of its affiliates are affiliated in any way with the Partnership or its general partner.

Best regards,

MacKenzie Patterson, Inc. for
Accelerated High Yield Pension Investors, L.P.
Accelerated High Yield Institutional Investors, L.P.
Accelerated High Yield Institutional Fund, L.P.
MacKenzie Patterson Value Fund 5, LLC
MacKenzie Patterson Special Fund, L.P.